Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 8, 2018 with respect to the consolidated financial statements, schedule, and internal control over financial reporting of ION Geophysical Corporation incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2017 in the Registration Statement on Form S-3, as amended (File No. 333-213769), which are incorporated by reference in this Registration Statement on Form S-3MEF. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ Grant Thornton LLP

Houston, Texas

February 15, 2018